Exhibit 99.1

Quantum Technologies Reports Fiscal 2007 Third Quarter Financial Results

Irvine, CA – March 12, 2007 – Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of packaged fuel systems and accessories for specialty vehicles and applications including hydrogen fuel cell, hybrid, and alternative fuel vehicles, today reported results for its fiscal 2007 third quarter ended January 31, 2007. Conference call information is provided below.

Third Quarter ended January 31, 2007

Consolidated net revenue declined $3.0 million to $33.0 million in the third quarter of fiscal 2007 compared to $36.0 million in the third quarter of fiscal 2006. The decrease in consolidated net revenue is the result of a $1.5 million decrease in revenues within the Tecstar Automotive Group’s segment and a $1.4 million decrease within the Quantum Fuel System segment.

The Company’s consolidated operating loss increased from $9.7 million in the third quarter of fiscal 2006 to $14.5 million in the third quarter of fiscal 2007. The increase was primarily due to operating losses incurred in the Tecstar Automotive Group segment mostly as a result of increased administrative expenses as a result of the Regency acquisition included only in the current quarter and lower revenues from our operations in Canada and low volume in Texas associated with trucks and sport utilities. The Company also realized higher corporate administrative expenses primarily related to stock option compensation expenses under the adoption of 123R during fiscal 2007. The compensation expense related to the adoption of 123R was $1.0 million and depreciation and amortization expense during the third quarter was $2.9 million.

Revenues for the Tecstar Automotive Group operating segment for the third quarter of fiscal 2007 were $30.8 million compared to $32.3 million in the third quarter of fiscal 2006. Product sales for the Tecstar Automotive Group segment totaled $29.4 million during the third quarter of fiscal 2007, consisting of $12.5 million in automotive assembly revenues, $14.5 million in automotive OEM accessory parts revenues, and other product sales of $2.4 million. In comparison, product sales for the Tecstar Automotive Group segment totaled $30.2 million during the third quarter of fiscal 2006, consisting of $16.5 million in automotive assembly revenues, $12.6 million in automotive OEM accessory parts revenues, and other product sales of $1.1 million. Contract revenue for the Tecstar Automotive Group was $1.3 million in the third quarter of fiscal 2007 compared to $2.1 million for the third quarter of fiscal 2006.

Quantum Fuel Systems operating segment revenues during the third quarter of fiscal 2007 were $2.3 million, representing a $1.4 million decrease over the prior year’s third quarter, which was $3.7 million. This decrease is primarily due to the end of the General Motors’ North American natural gas pick-up truck program in November 2006. Despite lower revenues, this segment’s operating loss decreased from $3.6 million for the third quarter of fiscal 2006 to $3.0 million for third quarter of fiscal 2007.

The Company refinanced its credit facility during the third quarter by entering into a new $30.6 million credit agreement. As part of this agreement with an affiliate of the convertible note holder, the Company’s existing convertible note was amended which resulted in a $6.3 million non-operating and non-cash charge for the three-month period ending January 31, 2007. The Company’s net loss increased from $9.8 million, or $0.19 a share, in the third quarter of fiscal 2006 to $21.6 million, or $0.33 a share, in the third quarter of fiscal 2007.

Nine-month Period Ending January 31, 2007

For the nine month period ended January 31, 2007, consolidated net revenue decreased $34.3 million from $146.5 million in fiscal 2006 to $112.2 million in fiscal 2007. This decrease in consolidated revenue is a result of lower revenues within the Tecstar Automotive Group’s operations, partially offset by a $1.7 million increase in revenues for the Quantum Fuel System segment. Product sales for the Tecstar Automotive Group segment decreased $32.7 million, or 26%, from $126.6 million in the first nine months of fiscal 2006 to $93.9 million in the first nine months of fiscal 2007 as a result of the expiration of certain second stage contracts and changeovers in vehicle platforms by General Motors that have occurred since the second half of fiscal 2006. For the nine month period, Quantum Fuel System segment product revenues increased 63%, from $5.6 million in fiscal 2006 to $9.1 million in fiscal 2007. Due to the higher revenue base, the Quantum Fuel System segment operating loss decreased from $11.1 million for the first nine months of fiscal 2006 to $9.8 million for first nine months of fiscal 2007. The Company’s consolidated net loss increased from $21.0 million in the first nine months of fiscal 2006 to $124.3 million in the first nine months of fiscal 2007, which includes the $72.3 million impairment loss on goodwill recorded in the second quarter of fiscal 2007.

Alan P. Niedzwiecki, President and CEO, stated, “The Company’s operating performance during fiscal 2007 has been disappointing and is a result of underutilization of our Tecstar facilities and an overall downturn in large specialty vehicle sales. We continue to evaluate the Company’s cost structure and are considering the closure of facilities and selling off or closing unprofitable business lines. We expect the impact of our downsizing to begin materializing in the fourth quarter with the full impact occurring in the first quarter of fiscal 2008.”

Mr. Niedzwiecki continued, “On the business development side, Tecstar Automotive is beginning to see several opportunities slated to enter production in the next several months. Quantum Fuel Systems has made recent announcements regarding new programs with the military, aerospace companies and automotive OEMs for hydrogen storage, hydrogen injection systems, hybrid programs, and other advanced fuel system technologies. We are especially excited about opportunities opening up in China and Europe. We are currently in discussions with numerous China-based automotive OEMs and other parties in Europe to customize our existing components and systems to meet specific vehicle requirements for those markets, including natural gas and hydrogen applications. We anticipate recognizing meaningful revenue streams from these opportunities in fiscal 2008.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended January 31,		Nine Months Ended January 31,
	2006	2007	2006	2007
Revenue:
Net product sales	$31,738,395	$30,205,051	$132,217,470	$102,988,345
Contract revenue	4,265,583	2,828,052	14,275,529	9,163,239

Total revenue	36,003,978	33,033,103	146,492,999	112,151,584

Costs and expenses:
Cost of product sales	30,855,032	31,530,825	123,008,522	104,976,828
Research and development	6,326,822	4,602,605	18,934,816	15,127,527
Selling, general and administrative	7,774,137	10,290,612	21,721,056	32,633,775
Amortization of intangibles	708,723	1,134,068	2,942,611	3,402,423
Impairment loss on goodwill	—	—	—	72,317,506

Total costs and expenses	45,664,714	47,558,110	166,607,005	228,458,059

Operating loss	(9,660,736)	(14,525,007)	(20,114,006)	(116,306,475)
Interest income	272,471	159,985	814,290	635,208
Interest expense	(628,076)	(1,207,374)	(1,869,442)	(3,676,316)
Loss on early extinguishment of debt	—	(6,300,000)	—	(6,300,000)
Minority interest in losses (earnings) of subsidiaries	(219,985)	216,358	(280,264)	761,482
Other income (expense), net	(133,860)	(73,474)	(94,786)	121,122
Income tax benefit	528,483	139,903	516,856	419,711

Net loss	$(9,841,703)	$(21,589,609)	$(21,027,352)	$(124,345,268)

Net loss per share - basic and diluted	$(0.19)	$(0.33)	$(0.40)	$(2.05)

Number of shares used in per share calculation - basic and diluted	52,879,832	64,918,540	52,865,626	60,757,656

Cash Flow Information:
Depreciation and amortization	$2,377,194	$2,922,536	$7,846,232	$8,940,206
Cash used in operating activities	$(4,177,784)	(10,440,203)	(30,556,612)	(22,397,971)
Capital expenditures	$(1,609,318)	(1,372,194)	(4,021,406)	(5,674,097)

	April 30, 2006	January 31, 2007
Balance Sheet Information:
Cash and cash equivalents	$9,012,610	$12,747,537
Restricted cash and marketable securities:
Short-term	—	1,000,000
Long-term	15,000,000	—
Property & equipment, net	23,716,716	22,249,466
Goodwill & intangibles, net	165,548,632	89,816,214
Total assets	282,308,601	183,898,296
Current liabilities	50,867,994	43,392,949
Long-term debt	33,092,568	42,045,903
Stockholders’ equity	191,592,868	92,643,252
Working capital	26,435,105	26,046,005

Financial Results Call Scheduled:

Monday, March 12, 2007, 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Conference Call Number: (706) 643-3625, ID # 2485210

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until March 19, 2007 at 8:59 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291. The call will also be available on the Company’s Investor Relations web page by March 17, 2007:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum is a leader in powertrain engineering, system integration, and manufacturing of packaged fuel systems and accessories for specialty vehicles and applications, including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements, and high performance engines and drive trains for OEMs and consumers of specialty equipment parts and accessories. Quantum also designs and manufactures hybrid, plug-in hybrid and fuel cell vehicles.

Quantum has product commercialization alliances with General Motors, AM General, and Sumitomo. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, DaimlerChrysler, Sunline, Yamaha, AeroVironment, Lockheed Martin and the U.S. Army.

More information can be found about Quantum’s products and services at www.qtww.com.

Quantum is a member of the Russell 2000® and Russell 3000® indexes.

Forward Looking Statements

Statements in this document regarding future financial and operating results, estimated impairment loss on goodwill, future growth in customers and development programs, benefits and synergies of the Tecstar acquisition, the development and commercialization of fuel cell and hybrid vehicles and applications, new or expanded customer contracts, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; any failure to realize anticipated savings from cost reduction programs, general and administrative expenses; the failure to fully realize the synergies and other perceived advantages resulting from the Tecstar acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and specialty vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of fuel cell and alternative fuel technologies; our dependence on General Motors for a majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials, particularly high-strength fiber used in our products; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2006 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

Email: DRasmussen@qtww.com

+1-206-315-8242

©2005 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600